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TIMING DIFFERENCES REDUCE RAIT INVESTMENT TRUST'S SECOND QUARTER NET INCOME PER
SHARE

Philadelphia, PA - July 22, 2003 - RAIT Investment Trust ("RAIT") (NYSE: RAS) today announced that it anticipates net income per share for the quarter ending June 30, 2003 will be $0.40 to $0.43 per share or $0.19 to $0.22 less per share than the $0.62 per share reported for the first quarter ending March 31, 2003.

RAIT, however, expects that the dividend distribution for the quarter ending September 30, 2003 will be in line with previous distributions and that net income per share for the quarter ending September 30, 2003 will be $0.62 per share.

While net loan production increased 16% from the quarter ending March 31, 2003 to the quarter ending June 30, 2003, the timing of loan repayments and originations combined with an increase in the weighted average number of shares outstanding (21.0 million weighted average shares were outstanding at June 30, 2003 as compared to 20.1 million shares at March 31, 2003 and 17.8 million at June 30, 2002) resulted in a reduction in net income per share.

Earnings will be released before the opening of the market on Thursday, July 24, 2003 and a conference call is scheduled for noon EDT Friday, July 25, 2003. All interested parties can access the live webcast from the Home page of the RAIT Investment Trust website at www.raitinvestmenttrust.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on the RAIT Investment Trust website and telephonically starting at 2:00 p.m. EDT on July 25, 2003 until midnight on Friday, August 1, 2003 by dialing 1-800-428-6051, access code 301087.

ABOUT RAIT INVESTMENT TRUST

RAIT, a real estate investment trust, is a specialty finance company focused on the mid-size commercial real estate industry. RAIT provides structured financing to private and corporate owners of real estate, including senior and mezzanine lending and preferred equity investments. RAIT also acquires real estate for its own account.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of RAIT's securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding RAIT Investment Trust's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statement, see RAIT's filings with the Securities and Exchange Commission, including Registration Statement No. 333-103618 under the section entitled "Risk Factors", the Form 10-K for the year ended December 31, 2002 and the most recent filed Quarterly Report on Form 10-Q. RAIT does not undertake to update forward-looking statements in this press release or with respect to matters described herein.

RAIT INVESTMENT TRUST CONTACT
Andres Viroslav
215-861-7923
aviroslav@raitinvestmenttrust.com